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                                                                    EXHIBIT 23.6

                                                                  August 7, 2000

Mallinckrodt Inc.
675 McDonnell Boulevard
P.O. Box 5840
St. Louis, MO 63134

Ladies and Gentlemen:

    Reference is made to our fairness opinion, dated as of June 28, 2000 (the "Opinion"), to the Board of Directors of Mallinckrodt Inc. (the "Company") in connection with its proposed merger (the "Merger") with EVM Merger Corp., a New York corporation and an indirect wholly-owned subsidiary of Tyco
International Ltd.

    In reference to the last paragraph of the Opinion, we hereby consent to the inclusion of the Opinion as Annex C in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the Merger and to the references to the Opinion in such Proxy Statement/Prospectus under the captions "SUMMARY--The Merger--Opinions of Mallinckrodt's Financial Advisors," "RISK FACTORS," "THE MERGER--Background of the Merger", "THE MERGER--Recommendation of the Board of Directors of Mallinckrodt; Reasons of Mallinckrodt for the Merger" and "THE MERGER--Opinions of Financial Advisors to Mallinckrodt--Opinion of J.P. Morgan Securities Inc."

    In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

    This letter shall be governed by New York law.

Very truly yours,
J.P. MORGAN SECURITIES INC.

By:  /s/ C.H. RANDOLPH LYON
    -----------------------------
    C.H. Randolph Lyon
    Managing Director